PRESS RELEASE

PATAPSCO BANCORP, INC.
For further information contact Joseph Bouffard, President
                                          410-285-1010

          PATAPSCO BANCORP, INC. TO ACQUIRE
      BELMAR FEDERAL SAVINGS AND LOAN ASSOCIATION

     Dundalk, Maryland - June 17, 1998.  Patapsco Bancorp,
Inc., the holding company for The Patapsco Bank, and Belmar Federal Savings and Loan Association, announced today that they have signed an agreement pursuant to which Patapsco Bancorp, Inc. will acquire Belmar Federal Savings and Loan Association in a merger conversion transaction.

     Belmar Federal Savings and Loan Association, a mutual institution, has one office, located in Baltimore, Maryland, with total assets of $18.7 million. As part of the plan of acquisition, Belmar will merge into The Patapsco Bank. In connection with the merger, Patapsco Bancorp, Inc. intends to grant priority subscription rights in its common stock to the qualifying members of Belmar at a discount to the market price.

     "Patapsco Bancorp, Inc. is very enthusiastic about its agreement to acquire Belmar Federal Savings and Loan
Association," stated Joseph J. Bouffard, President of Patapsco
Bancorp, Inc. "We are excited about the opportunity to offer our varied products to new customers."

     J. Thomas Lewis, President of Belmar Federal Savings and Loan Association, said, "We believe that affiliation with Patapsco Bancorp, Inc. will enable us to enhance our product offerings and better serve our community. The Patapsco Bank provides the same kind of personal service that has been the foundation of our business. We are confident that our customers will benefit from this affiliation."

     The acquisition will result in consolidated assets for Patapsco Bancorp, Inc. of approximately $109.5 million, consolidated loans of approximately $86.4 million and consolidated deposits of approximately $86.9 million based on March 31, 1998 financial information. The acquisition is expected to be completed no earlier than the fourth quarter of 1998 and is subject to various conditions, including regulatory approval and approval by the members of Belmar Federal Savings and Loan Association.

     Patapsco Bancorp, Inc. is the bank holding company for The
Patapsco Bank.